THIS AGREEMENT is made on the date set out in the Schedule.

PARTIES:

1. **WHINNERS PTY LTD** (ACN 000 641 092) of Level 2, 111 Harrington Street, Sydney 2000 ("Lender")

2. **YARRAMAN WINERY INC.** 700 Yarraman Road Wybong NSW ("Borrower")

AGREEMENT:

1. LOAN

1.1. The Lender herby agrees to lend to the Borrower the sum identified in the Schedule as the loan amount ("Loan Amount"). The Lender shall pay the Loan Amount to the Borrower by way of progressive draw downs as requested by the Borrower.

2. INTEREST

2.1. The Borrower hereby covenants and agrees with the Lender to pay interest to the Lender in the amount of 8.75% of the Loan Amount ("Interest") for the period up until the date of repayment as named in the Schedule ("Repayment Date")

3. REPAYMENT

3.1. The Borrower must repay the Loan Amount to the Lender and pay the interest to the Lender on the earlier to occur of the Repayment Date and an Event of Default (as defined in clause 5)

4. REPRESENTATIONS AND WARRANTIES

4.1. The Borrower represents and warrants to the Lender as follows:

I. that the Borrower is duly incorporated and qualified;

II. that the execution and performance of this Agreement is within the Corporate powers of the Borrower and has been duly authorized by all necessary corporate and other action and does not and will not contravene any law or the constitution of the Borrower

III. there are no existing, pending or threatened actions or proceedings before any court or other body which will or is likely to materially adversely affect the financial condition of the Borrower or its ability to perform its obligations hereunder; and

IV. this Agreement constitutes legal valid and binding obligations on the Borrower enforceable against it in accordance with its terms.

5. EVENTS OF REPAYMENT

5.1. In the event that

I. the Borrower shall fail to pay when due any amount payable by it hereunder; or

II. the Borrower shall default in the performance or observance of any other term, covenant or agreement contained in this Agreement; or

III. without the prior written consent of the Lender, the Borrower makes an assignment for its creditors or any class thereof or ceases to pay its debts as they mature; or

IV. without the prior written consent of the Lender a compromise, arrangement or scheme is proposed or entered into between the Borrower or its creditors; or

V. a receiver, receiver and manager or official manager is appointed in respect of the Borrower; or

VI. without the prior written consent of the Lender a compromise, arrangement or scheme is proposed or entered into between the Borrower or its creditors; or

VII. any distress or execution shall be levied against the property or any part of the property of the Borrower and same is not satisfied within fourteen (14) days; or

VIII. a petition is presented for the winding up of the Borrower; or

IX. a liquidator is appointed in respect of the Borrower;

THEN and in any such event ("Event of Default") the Loan Amount or so much thereof that remains unpaid and the interest shall upon written demand given by the Lender to the Borrower become and be immediately due and payable without presentment, demand, protest or other notice of any kind all of which are expressly waived, and upon the Lender making such demand the same together with any other moneys due and payable hereunder shall forthwith be paid by the Borrower to the Lender.

5.2 No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereon nor shall any exercise of such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

6. MISCELLANEOUS

6.1. Any notice demand or consent in writing or other communication requiring to be given or made hereunder or pursuant to this Agreement shall be served as provided in Section 170 of the Conveyancing Act 1919.

6.2. This Agreement is personal to the parties hereto and neither party shall assign its rights, benefits or obligations hereunder without prior written consent from the other party which consent may be withheld at the unfettered discretion of such party.

6.3. This Agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes all prior representations, agreements, statements and understandings whether verbal or in writing.

6.4. This Agreement and the transactions contemplated by this Agreement are governed by the law in force in New South Wales, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia and courts of appeal from them for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

6.5. In this Agreement unless the context does otherwise require:

i. words importing the singular number include the plural and vice versa;

ii. a reference to a person includes a reference to a corporation firm or unincorporated association;

iii. words of one gender include the other genders;

iv. a covenant or agreement on the part of two or more persons shall bind any two or more of them jointly and each of them severally;

v. a reference to any person or company shall mean and include the legal personal representatives, successors in title or assigns of such person or company as the circumstances may require;

vi. a reference to any statutory provision shall be construed as a reference to that provisions as amended or re-enacted from time to time; and

vii. where more than one person or company comprise a party hereto, each obligation of a party shall bind that person persons company and /or companies jointly and severally.

SCHEDULE

Date of Agreement:	1st August 2006
Loan Amount:	AUD $ 500, 000.00
Repayment Date:	This loan is to be repaid from the proceeds of the issue and placement of shares in Yarraman Winery Inc., through an Offering Memorandum to raise US$2.1 million by 30th September 2006. The repayment will also include amounts owing to the Lender on the Wine Reconciliation with Yarraman Estate Pty Ltd.

EXECUTED as an **AGREEMENT**

For and on behalf of **WHINNERS PTY LTD** (ACN 000 641 092) by authority of its Board of Directors:

Director/~~Secretary~~	Director/~~Secretary~~
GEOFF WHITE	BERYL WHITE.
Name (please print)	Name (please print)

For and behalf of **YARRAMAN WINERY INC.** by authority of its Board of Directors:

Director/~~Secretary~~	~~Director~~/Secretary
W. J. STUBBS	JOHN L WELLS
Name (please print)	Name (please print)